As filed with the Securities and Exchange Commission on May 12, 2003
                                                     Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------

                             SHORE BANCSHARES, INC.
                 (Name of Small Business Issuer in its Charter)

          Maryland                         6712                  52-1974638
(State or other jurisdiction of  Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization)  Classification Code Number)   Identification
                                                                   Number

            Shore Bancshares, Inc. 1998 Employee Stock Purchase Plan
                            (Full title of the plan)

                              18 East Dover Street
                             Easton, Maryland 21601
                                 (410) 822-1400
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      ------------------------------------

                              W. Moorhead Vermilye
                                  President/CEO
                             Shore Bancshares, Inc.
                  18 East Dover Street, Easton, Maryland 21601
                                 (410) 822-1400
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                      ------------------------------------

                                   Copies to:
                          Abba David Poliakoff, Esquire
                            Andrew D. Bulgin, Esquire
                           Gordon, Feinblatt, Rothman,
                           Hoffberger & Hollander, LLC
                              233 E. Redwood Street
                            Baltimore, Maryland 21202
                                 (410) 576-4280
                      ------------------------------------

==================================================================================================================
                                         CALCULATION OF REGISTRATION FEE
============================== ==================== ==================== ======================= =================
    Title of Shares to be         Amount to be       Proposed Maximum       Proposed Maximum        Amount of
         Registered               Registered(1)      Offering Price Per     Aggregate Offering    Registration Fee
                                                         Share(2)             Price(1)(2)
------------------------------ -------------------- -------------------- ----------------------- -----------------
Common Stock,
par value $.01 per share          25,000 shares           $35.59                $889,750              $71.98
============================== ==================== ==================== ======================= =================

(1)  Plus such additional  number of shares of common stock of Shore Bancshares,
     Inc.  that  may  become  issuable  by  operation  of  the   anti-dilutional
     provisions of the benefit plan described herein.

(2) Estimated pursuant to Securities Act Rule 457 solely for purposes of determining the registration fee, based upon the average of the high and low prices reported on May 8, 2003, as reported on the Nasdaq Stock Market.

                                EXPLANATORY NOTE

     Shore Bancshares, Inc. (the "Company") is filing this registration statement on Form S-8 to register 25,000 additional shares of its common stock, par value $.01 per share (the "Shares"), authorized for issuance under the Company's 1998 Employee Stock Purchase Plan, as amended and restated (the "Amended Plan"). The Amended Plan was approved by the Company's stockholders at the 2003 Annual Meeting of Stockholders on April 23, 2003. In accordance with General Instruction E to Form S-8, the contents of the Company's previously-filed Registration Statement No. 333-64317 on Form S-8, as filed with the Securities and Exchange Commission (the "SEC") on September 25, 1998, are hereby incorporated by reference in this Registration Statement.

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 3.  Incorporation of Documents by Reference.

     The following documents previously filed with the SEC by the Company pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are, as of their respective dates, hereby incorporated by reference in this Registration Statement:

          (i) Annual Report on Form 10-K, as amended on Form 10-K/A, for the year ended December 31, 2002 (which includes certain information contained in the Company's definitive Proxy Statement on Schedule 14A for the 2003 Annual Meeting of Stockholders, filed with the SEC on March 31, 2003, and incorporated therein by reference);

          (ii) Description of the Company's Common Stock which appears in the Company's Registration Statement on Form 10, or any description of the Common Stock that appears in any prospectus forming a part of any subsequent registration statement of the Company or in any registration statement filed pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     All other documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment that indicates that all of the Shares offered hereby have been sold or that all Shares then remaining unsold have been deregistered shall be deemed to be incorporated by reference in and made a part of this Registration Statement from the date of filing of such documents, except for information furnished under Items 9 or 12 of Form 8-K, which is not deemed filed and not incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in a document subsequently filed modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any and all documents incorporated herein by reference (other than exhibits to such documents). Written requests should be directed to Shore Bancshares, Inc., Secretary, 18 East Dover Street, Easton, Maryland 21601. Telephone requests may be directed to the Company at (410) 822-1400.

Item 6.  Indemnification of Directors and Officers.

     The Maryland General Corporation Law permits a corporation to indemnify its present and former directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those capacities, unless it is established that:

     (1) the act or omission of the director was material to the matter giving rise to such proceeding and

                  (A) was committed in bad faith or

                  (B) was the result of active and deliberate dishonesty;

     (2) the director actually received an improper personal benefit in money, property, or services; or

     (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Maryland law permits a corporation to indemnify a present and former officer to the same extent as a director.

     In addition to the foregoing, a court of appropriate jurisdiction may under certain circumstances order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding paragraph or has been declared liable on the basis that a personal benefit improperly received in a proceeding charging improper personal benefit to the director or the officer. If the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, however, no indemnification may be made if the director or officer is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.

     In addition, the Maryland General Corporation Law permits a corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer made a party to the proceeding by reason of his or her service in that capacity, provided that the corporation shall have received:

     (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

     (2) a written undertaking by or on behalf of the director to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

     The Company has provided for indemnification of directors, officers, employees and agents in Article Seventh, Section (a)(5) of its Articles of Incorporation, as amended and restated (the "Charter"). This provision of the Charter reads as follows:

          (5) The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's By-Laws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by its is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Maryland General Corporation Law authorizes a Maryland corporation to limit by provision in its Articles of Incorporation the liability of directors and officers to the corporation or to its stockholders for money damages except to the extent:

     (1) the director or officer actually receives an improper benefit or profit in money, property, or services, for the amount of the benefit or profit actually received, or

     (2) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

     The Company has limited the liability of its directors and officers for money damages in Article Seventh, Section (a)(6) of the Charter. This provision reads as follows:

          (6) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to directors and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

     As permitted under Section 2-418(k) of the Maryland General Corporation Law, the Company has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not the Company would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

     Section 8(k) of the Federal Deposit Insurance Act (the "FDI Act") provides that the Federal Deposit Insurance Corporation (the "FDIC") may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were "institution-affiliated parties," as defined under the FDI Act, to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. The FDIC has adopted regulations prohibiting, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees for any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Item 8.  Exhibits.

         Exhibit
         Number     Description of Exhibits
         -------    -----------------------

           4 Shore Bancshares, Inc. 1998 Employee Stock Purchase Plan, as amended and restated (incorporated by reference to Appendix A of the Company's definitive Proxy Statement on Schedule 14A for the 2003 Annual Meeting of Stockholders, filed with the SEC on March 31, 2003).

           5        Opinion  of  Gordon,   Feinblatt,   Rothman,   Hoffberger  &
                    Hollander, LLC as to legality of Shares to be issued

           23.1     Consent  of  Gordon,   Feinblatt,   Rothman,   Hoffberger  &
                    Hollander, LLC (included in their opinion in Exhibit 5)

           23.2 Consent of Stegman & Company, independent certified public accountants


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Easton, State of Maryland, on the 8th day of May, 2003.

                                   SHORE BANCSHARES, INC.


                               By: /s/ W. Moorhead Vermilye
                                   ---------------------------------------------
                                   W. Moorhead Vermilye, President and CEO

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons as of the date indicated below.

         Signature                                            Date
         ---------                                            ----

/s/ W. Moorhead Vermilye                                    May 8, 2003
------------------------------------
W. Moorhead Vermilye
President, CEO and Director


/s/ Susan E. Leaverton                                      May 8, 2003
------------------------------------
Susan E. Leaverton
Treasurer and Chief Accounting Officer


/s/ Herbert L. Andrew, III                                  May 8, 2003
------------------------------------
Herbert L. Andrew, III, Director


/s/ Blenda w. Armistead                                     May 8, 2003
------------------------------------
Blenda W. Armistead, Director


/s/ Lloyd L. Beatty, Jr.                                    May 8, 2003
------------------------------------
Lloyd L. Beatty, Jr., Director

                                                            May 8, 2003
------------------------------------
Paul M. Bowman, Director


/s/ David C. Bryan                                          May 8, 2003
------------------------------------
David C. Bryan, Director


/s/ Daniel T. Cannon                                        May 8, 2003
------------------------------------
Daniel T. Cannon, Director


/s/ Richard C. Granville                                    May 8, 2003
------------------------------------
Richard C. Granville, Director


                                                            May 8, 2003
------------------------------------
Kevin P. LaTulip, Director


/s/ Neil R. LeCompte                                        May 8, 2003
------------------------------------
Neil R. LeCompte, Director


/s/ Jerry F. Pierson                                        May 8, 2003
------------------------------------
Jerry F. Pierson, Director


/s/ David L. Pyles                                          May 8, 2003
------------------------------------
David L. Pyles, Director

                                  Exhibit Index


Exhibit
Number         Description of Exhibits
-------        -----------------------

  4 Shore Bancshares, Inc. 1998 Employee Stock Purchase Plan, as amended and restated (incorporated by reference to Appendix A of the Company's Proxy Statement on Schedule 14A for the 2003 Annual Meeting of Stockholders, filed with the SEC on March 31, 2003).

  5 Opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC as to legality of Shares to be issued

  23.1 Consent of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC (included in their opinion in Exhibit 5)

  23.2 Consent of Stegman & Company, independent certified public accountants